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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):           June 5, 2000
                                                  ------------------------------


                                 TBC Corporation

             (Exact name of registrant as specified in its charter)


Delaware                               0-11579                   31-0600670
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
(State or other                      (Commission                (IRS Employer
jurisdiction of                      File Number)            Identification No.)
incorporation)


4770 Hickory Hill Road, Memphis, Tennessee                     38141
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(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code  (901) 363-8030
                                                   ---------------

                                 Not Applicable
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          (Former name or former address, if changed since last report)





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Item 2.  Acquisition or Disposition of Assets.
------   ------------------------------------

         On June 5, 2000, TBC Corporation ("TBC") acquired Tire Kingdom, Inc., a Florida corporation ("Tire Kingdom"), by means of a merger of a wholly-owned subsidiary of TBC with and into TKI Holdings, Inc., a Delaware corporation that owned 100% of the capital stock of Tire Kingdom (the "Holding Company"). Contemporaneously with the merger, the name of the Holding Company was changed to TBC Retail Enterprises, Inc.

         Pursuant to an Agreement and Plan of Merger, dated as of June 2, 2000 (the "Merger Agreement"), the total consideration paid by TBC in connection with the merger, including the repayment of certain long term debt of the Holding Company and the assumption of certain Tire Kingdom capital lease obligations, was $45 million. All but $2.1 million of the net merger consideration was paid in cash at the closing. The $2.1 million balance was placed in escrow to satisfy claims, if any, that may arise against the former Holding Company stockholders under the Merger Agreement.

         Prior to the merger, two investment banking firms, Weiss, Peck & Greer L.L.C. and Goldman, Sachs & Co., and certain investment funds and individuals affiliated with them, owned approximately 85% of the capital stock of the Holding Company. The balance of the Holding Company's capital stock was owned by the founder of Tire Kingdom, certain members of his family, and a Tire Kingdom employee.

         The merger consideration was determined in arms length negotiations conducted by TBC with the stockholders of the Holding Company.

         Tire Kingdom operates 148 retail tire centers and a specialty wholesale tire distribution business. The company markets a broad selection of nationally advertised brand name and private label tires. Tire Kingdom's retail centers provide full service tire replacement, including tire balancing, wheel alignment, and extended service programs and warranties. The centers also offer under-car maintenance service including brake repairs, suspension system replacement, drive line repair, and oil changes. Sales of replacement tires currently account for approximately three fourths of the sales volume generated from Tire Kingdom's retail centers. Of the company's retail centers, 144 are located in Florida and four are located in North Carolina.

         For the year ended December 31, 1999, Tire Kingdom generated annual sales of $224 million and net income of $304,000. For the three months ended March 31, 2000, Tire Kingdom's net sales were $57.3 million and its net income was $380,000. At March 31, 2000, Tire Kingdom had consolidated total assets of $71.4 million, approximately $10.6 million of which consisted of property, plant, and equipment, $42.6 million of which consisted of current assets, and the balance


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of which was represented by intangibles and other assets.  Stockholders'  equity totalled approximately $28.9 million.

         At the present time, it is expected that the business of Tire Kingdom will be conducted substantially as it was prior to the acquisition, including the utilization of its physical assets. However, TBC reserves the right to make changes in the business operations of Tire Kingdom or the utilization of its physical assets from time to time as TBC deems the same to be necessary or appropriate.

         To enable TBC to fund its acquisition of the Holding Company and Tire Kingdom, TBC increased its short term revolving line of credit to $133 million from $100 million. TBC's revolving credit facilities are made available to it through a syndicate of five banks managed by The Chase Manhattan Bank. At June 19, 2000, TBC owed $105 million, and had $28 million of unused availability, under these facilities.

Item 7.  Financial Statements and Exhibits.
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         (a)      Financial statements of businesses acquired.*


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         (b)      Pro forma financial information.*


*   The financial statements and pro forma  financial information required by
    Item 7 are not included in this report because of the impracticability of providing such items at the time that this report is being filed. TBC intends to file such financial statements and pro forma information promptly, but in no event later than August 21, 2000.

    (c)  Exhibits.

         See Exhibit Index.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TBC CORPORATION
                                       ---------------
                                       (Registrant)



June 20, 2000                          By:/s/Ronald E. McCollough
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(Date)                                 Ronald E. McCollough,
                                       Executive Vice President, Chief Financial
                                       Officer, and Treasurer


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                                  EXHIBIT INDEX

Exhibit No. and Description:

(2) Plan of acquisition, reorganization, arrangement, liquidation or succession.

         2.1 Agreement and Plan of Merger, dated as of June 2, 2000, by and among TBC Corporation, TBC Retail Enterprises, Inc., TKI Holdings, Inc., and Certain Stockholders of TKI Holdings, Inc.

                  As permitted by Item 601(b)(2) of Regulation S-K, the Schedules delivered by TKI Holdings, Inc. to TBC Corporation contemporaneously with the execution of the above Merger Agreement are not being filed herewith. A description of the contents of the Schedules is set forth on page (viii) of the Merger Agreement. TBC Corporation agrees to furnish a copy of the Schedules to the Commission upon request.

(23)     Consents of experts and counsel.

         23.1 The consent of Arthur Andersen LLP to the inclusion in this Report on Form 8-K, and to the incorporation into certain S-8 registration statements of TBC Corporation, of Arthur Andersen's report on the consolidated financial statements of TKI Holdings, Inc. at and for the year ended December 31, 1999, will be filed by amendment at the time such consolidated financial statements are filed.

         (27)     Financial Data Schedule.

                  To be filed by amendment.






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